Exhibit 99.1

News Release

Media Contact	Investor Relations Contact

John Sahlberg	Wayne Rancourt
Office (208) 384-6451	Office (208) 384-6073

For Immediate Release: February 5, 2013

BOISE CASCADE COMPANY ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING

BOISE, Idaho — Boise Cascade Company (formerly known as Boise Cascade, L.L.C., “Boise Cascade”) today announced the pricing of its underwritten initial public offering of 11,764,706 shares of its common stock at a price to the public of $21.00 per share. In connection with the offering, Boise Cascade has granted the underwriters a 30-day option to purchase up to an additional 1,764,706 shares. The shares will be listed on the New York Stock Exchange beginning on February 6, 2013 and will trade under the symbol “BCC.”  The offering is expected to close on February 11, 2013.

Boise Cascade expects to receive proceeds, net of underwriters’ discount and commissions and estimated offering expenses payable by Boise Cascade, of approximately $228.4 million from the offering. Boise Cascade intends to use $25.0 million of the net proceeds to repay borrowings under its revolving credit facility and the remainder for general corporate purposes.

BofA Merrill Lynch, Goldman, Sachs & Co., Deutsche Bank Securities, J.P. Morgan and Wells Fargo Securities are acting as joint book-running managers for the offering. D.A. Davidson & Co., Moelis & Company and Piper Jaffray & Co. are serving as co-managers for the offering.  Copies of the prospectus relating to this offering may be obtained from:  BofA Merrill Lynch at 222 Broadway, New York, NY 10038, Attn: Prospectus Department or by emailing dg.prospectus_requests@baml.com or from Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282 or by emailing prospectus-ny@ny.email.gs.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on February 5, 2013.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Boise Cascade

Boise Cascade is a large vertically-integrated wood products manufacturer and building materials distributor with widespread operations in the United States and Canada. Boise Cascade is headquartered in Boise, Idaho.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements.  Forward-looking statements include information concerning the proposed offering.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that we will effect an initial public offering. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.